Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2016 (except Note 16, as to which the date is July 25, 2016) in the Registration Statement (Form S-1 No. 333-206772) and the related Prospectus of At Home Group Inc. for the registration of 9,967,050 shares of its common stock.

/s/ ERNST & YOUNG LLP

Dallas, Texas
July 25, 2016